Exhibit 99.2

TERMINATION OF REPLACEMENT CAPITAL COVENANTS

TERMINATION OF REPLACEMENT CAPITAL COVENANTS, dated as of December 10, 2010 (this “Termination”), by Capital One Financial Corporation, a Delaware corporation (together with its successors and assigns, the “Corporation”).

WHEREAS, the Corporation executed a Capital Replacement Covenant dated as of June 6, 2006 (the “CRC”) and Replacement Capital Covenants dated as of August 1, 2006 (the “2006 RCC”) and February 5, 2007 (together with the CRC and the 2006 RCC collectively, the “Replacement Capital Covenants”), in favor of and for the benefit of holders of the Corporation’s Covered Debt, as defined in the Replacement Capital Covenants, which at all times during the effectiveness of the Replacement Capital Covenants has been the Corporation’s 5.35% Subordinated Notes due May 1, 2014 (the “Notes”);

WHEREAS, pursuant to Section 4(a) of each of the Replacement Capital Covenants, each Replacement Capital Covenant may be terminated if the holders of a majority in aggregate principal amount of the Covered Debt consent or agree in writing to the termination of the Replacement Capital Covenant and the obligations of the Corporation thereunder;

WHEREAS, on November 29, 2010, the Corporation commenced a solicitation of consents (“Consent Solicitation”) from the holders of the Notes of record on November 29, 2010 to the proposed termination of the Replacement Capital Covenants; and

WHEREAS, pursuant to the Consent Solicitation, as of 5:00 p.m., New York City time, on December 10, 2010, the expiration date for the Consent Solicitation, holders of a majority in aggregate principal amount of the Notes validly delivered, and did not validly revoke, their consent to the termination of the Replacement Capital Covenants.

NOW, THEREFORE, the Corporation hereby acknowledges and affirms that the Replacement Capital Covenants and the obligations of the Corporation thereunder, shall be of no further force or effect.

IN WITNESS WHEREOF, the Corporation has caused this Termination to be executed by its duly authorized officer, as of the day and year first above written.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ STEVEN LINEHAN
Name: Steven Linehan
Title: Treasurer